EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form SB-2, of our report dated March 30, 2007, with respect to our audit of the consolidated balance sheet of Access Pharmaceuticals, Inc. and Subsidiaries, as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the year then ended, which report appears in this Prospectus, and is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/Whitley Penn LLP

Dallas, Texas
December 10, 2007